UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2017

COMPUTER TASK GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-9410	16-0912632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY		14209
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 882-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2017, the Board of Directors of the Company (the “Board”) elected Mr. Owen Sullivan as a Class II director of the Company effective as of February 16, 2017. Mr. Sullivan will hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified.

The Board appointed Mr. Sullivan to serve as a member of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee of the Board. The Board has affirmatively determined that Mr. Sullivan is “independent” under Nasdaq listing standards.

Mr. Sullivan is the former President of ManpowerGroup’s Specialty Brands where he was responsible for all the non-traditional staffing and consulting businesses. He retired from ManpowerGroup, a $22 billion, Fortune 150 global leader in innovative workforce solutions, in 2013, having served as a member of their Executive Committee. A significant part of his business unit included Experis, ManpowerGroup’s $3 billion global business delivering professional resourcing and project-based solutions in IT, finance and accounting, engineering and healthcare. Prior to joining ManpowerGroup in 2003, Mr. Sullivan served as President of the Financial Services Group of Metavante, Inc., a $700 million leading provider of financial services technology, until 2001. He joined Metavante in 1993 after a fourteen-year career with IBM, serving in a progression of sales, sales management and product marketing roles. Currently, Mr. Sullivan serves as an independent consultant co-investing and working with private equity firms and senior executives of middle market companies. Additionally, Mr. Sullivan sits on the boards of directors of Johnson Financial Group, Marquette University and the Medical College of Wisconsin.

There are no arrangements or undertakings between Mr. Sullivan and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. Sullivan and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer, including without limitation Mr. Daniel Sullivan. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Sullivan and the Company.

Mr. Sullivan will receive the same compensation for service on the Board as that of the other non-employee directors of the Company. Non-employee director compensation includes a retainer of $37,500 per quarter, pro-rated for the current quarter. Upon his appointment as a director Mr. Sullivan will also be entitled to elect to defer up to 100% of his director compensation under the Non-Employee Director Deferred Compensation Plan. Although no set benefits or amounts are granted under the Non-Employee Director Deferred Compensation Plan, all amounts contributed by participants are invested, as approved by the Compensation Committee, and each participant is credited with the actual earnings of the investments.

Upon his appointment to the Board, the Company intends to enter into its standard form of indemnification agreement for directors with Mr. Sullivan, which indemnification agreement, among other matters, requires the Company to (1) indemnify Mr. Sullivan against certain liabilities that may arise by reason of his status or service as a director and (2) to advance Mr. Sullivan’s expenses incurred as a result of a proceeding as to which he may be indemnified. The indemnification agreement is intended to provide indemnification rights to the fullest extent permitted under applicable law, including the applicable indemnification rights statutes in the State of New York, and is in addition to any rights a director may have under the Company’s Restated Certificate of Incorporation and Restated By-laws. The Company’s standard form of indemnification agreement (for directors) is filed as Exhibit 10.S to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on February 23, 2016 and incorporated herein by reference.

In connection with the appointment of Mr. Sullivan, the Board of Directors accepted the resignation of William D. McGuire from the Board, as a member of the Audit Committee and the, Nominating and Corporate Governance Committee, and as the Chairman of the Compensation Committee of the Board, effective as of February 16, 2017. Mr. McGuire indicated that his resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated February 16, 2017 announcing changes to board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

Date: February 16, 2017	By:	/s/ Peter P. Radetich
Peter P. Radetich
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated February 16, 2017 announcing changes to board of directors.